Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 16, 2018 (the “Commencement Date”), by and between NEAL E. ARNOLD, an individual resident of the State of South Carolina (“Executive”) and FIRSTSUN CAPITAL BANCORP, a Delaware corporation (“Employer”). Executive and Employer are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

In consideration of the Parties’ promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.             Employment and Duties. Employer hereby employs Executive to serve as its Chief Banking Officer, and Executive hereby accepts such employment, pursuant to the terms of this Agreement. In such capacity, during the Term (as defined below), Executive shall report directly to the Chief Executive Officer of Employer, and shall perform such duties consistent with the position of Chief Banking Officer as have been or may reasonably be assigned to Executive from time to time by the Chief Executive Officer of Employer (collectively, “Duties”). During the Term, Executive will devote Executive’s full time and effort to performing the Duties; provided that Executive may continue serving on those boards he is a member of as of the date of this Agreement; provided further, that Executive may serve on additional boards and on boards of not-for-profit organizations and trade associations as and if approved by the Board of Directors of Employer (the “Board”). Further, Executive may engage in personal investment activities provided that such outside activities of Executive do not materially interfere with Executive’s performance of the Duties.

2.             Term. The term of Executive’s employment under this Agreement shall commence on the Commencement Date and, unless terminated earlier as set forth herein or as a result of a Cancellation Event (as defined below), shall expire on the two (2) year anniversary of the Commencement Date (the “Initial Term”). After the expiration of the Initial Term, Executive’s term of employment under this Agreement shall be renewed for successive one-year periods (each, a “Renewal Term;” the Initial Term and any Renewal Term(s) being collectively referred to herein as the “Term”) without further action by the Parties, unless either Party has provided the other Party with written notice at least ninety (90) days prior to the commencement of a Renewal Term of such Party’s decision not to renew Executive’s employment under this Agreement for such Renewal Term.

3.             Compensation. As compensation for all services to be rendered by Executive during the Term pursuant to this Agreement, Employer shall pay Executive an annual base salary (the “Base Salary”) and such other compensation as set forth in, and in accordance with, Exhibit A hereto, which is incorporated herein by reference, net of applicable withholdings. The Base Salary shall be paid in semi-monthly installments or such other compensation payment schedule as may be adopted by Employer for its full-time employees.

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4.             Expenses. During the Term, Executive shall be entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses that Executive incurs in the performance of Executive’s Duties and that are consistent with Employer’s expense policy then in effect, provided that Executive documents such expenses in writing in accordance with such expense policy.

5.             Employee Benefits. During the Term, Executive shall be entitled to participate in the various employee benefit programs adopted by Employer from time to time that are available generally to executive officers of Employer.

6.             Vacation/Paid Time-Off. During the Term, Executive shall be entitled to vacation/paid time-off as set forth in Exhibit A.

7.             “Key-Man” Insurance. At any time during the Term, Employer shall have the right to insure the life of Executive for the sole benefit of Employer, in such amounts and with such terms as Employer may determine. All related premiums shall be the obligation of Employer. Executive shall have no interest in any such policy. Executive agrees to reasonably cooperate with Employer in procuring such insurance by submitting to physical examinations, supplying all information required by the applicable insurance company, and executing all necessary documents, provided that no financial obligation is imposed upon Executive in respect of any of the foregoing.

8.             Confidentiality. In Executive’s position as an officer and employee of Employer, Executive will have access to Confidential Information, Trade Secrets and other proprietary information of vital importance to Employer and has and will also develop relationships with customers, employees and others who deal with Employer which are of value to Employer. Executive agrees and acknowledges that Employer may entrust Executive with highly sensitive, confidential, restricted and proprietary information, including, without limitation, Trade Secrets, Confidential Information, customer lists, and information concerning Business Opportunities and personnel matters (the “Protected Information”). Executive acknowledges that he shall bear a fiduciary responsibility to Employer, both during and after the Term, to protect the Protected Information from unauthorized use or disclosure, and he agrees that he will not use or disclose Protected Information unless authorized by Employer and except as may be necessary for him to perform the Duties.

(a)           As used in this Agreement:

(i)            “Trade Secret” shall mean the identity and addresses of customers of Employer or an Affiliate and any other information, without regard to form, including, but not limited to, any technical or nontechnical data, any formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, and product plans, that (A) is valuable and secret (in the sense that it is not generally known by or available to competitors of Employer or the Affiliate) and (B) otherwise qualifies as a “trade secret” under applicable law.

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(ii)           “Confidential Information” shall mean all “non-public Personal Information,” as defined in Title V of The Gramm-Leach-Bliley Act (15 U.S.C. §§680 et seq.) and its implementing regulations (collectively, the “GLB Act”) that concerns any of the Employer’s or its Affiliates’ “customers and/or consumers”, as defined by the GLB Act, and any data or information, other than Trade Secrets, which is material to Employer or the Affiliate and not generally known by or available to the public. Confidential Information shall include, but not be limited to, Business Opportunities (as hereinafter defined) of Employer, the details of this Agreement, Employer’s business plans and financial statements and projections, information as to the capabilities of Employer’s employees, their respective salaries and benefits and any other terms of their employment and the costs of the services Employer may offer or provide to the customers it serves, and any list of actual or active prospective customers, to the extent such information is material to Employer and not generally known by or available to the public.

(iii)          “Business Opportunities” shall mean any specialized information or plans of Employer or its Affiliates not disclosed or available to the public concerning the provision of financial services to a Person, together with all related information concerning the specifics of any contemplated financial services regardless of whether Employer or its Affiliate has contacted or communicated with such Person.

(iv)          “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, any other legal or commercial entity, or two or more of any of the foregoing having a joint or common interest.

(v)           “Affiliate”, with respect to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person.

(b)            Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth in this Section 8, the terms Trade Secrets, Confidential Information and Business Opportunities shall not include any information:

(i)            that is or becomes generally available to the public other than as a result of disclosure by Executive in violation of this Agreement;

(ii)            that was already known by Executive prior to the date he was first employed by Employer or an Affiliate (inclusive of any predecessor entities of Employer or an Affiliate) or that is developed by Executive after the termination of his employment with Employer through entirely independent efforts;

(iii)           that Executive obtains on a non-confidential basis from a source other than Employer or its Affiliates so long as such source is not, to Executive’s knowledge, bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of secrecy or confidentiality to, Employer or any other Person with respect to such information; or

(iv)           that Employer’s Board approves for release.

9.             Observance of Security Measures. During Executive’s employment with Employer, Executive shall observe all security measures and policies adopted by Employer or its Affiliates to protect Protected Information.

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10.           Covenants to Protect Employer’s Business. As used in this Section 10, the term “Employer” means, individually and collectively, Employer (as such term is defined on page 1 of this Agreement) and its Affiliates.

(a)            Executive hereby assigns to Employer Executive’s entire right, title and interest in and to any and all technology, information, processes, or intellectual property hereafter made, conceived, written, or otherwise created solely or jointly by Executive, which (i) were made during the term of employment with Employer, and relate to the actual or demonstrably anticipated business or research or development of Employer; or (ii) were made with Employer’s equipment, supplies, facilities, trade secrets or time; or (iii) are suggested by or result from any task assigned to Executive or work performed by Executive for or on behalf of Employer (“Employer Developments”). Executive agrees that such Employer Developments are the sole and exclusive property of Employer. To the extent not already owned by Employer or assigned to Employer pursuant to this Agreement and applicable law, Executive agrees to disclose, deliver and assign in the future (when any such Employer Developments are first reduced to practice or first fixed in a tangible medium, as applicable) to Employer all of Executive’s right, title and interest in and to any and all Employer Developments and Executive will, at Employer’s request (whether during or after employment), promptly execute a written assignment to Employer of any such Employer Development and provide all assistance that Employer reasonably requests to secure or enforce rights and protections relating to Employer Developments.

(b)           For so long as Executive is employed by Employer and thereafter for a period of twenty-four (24) months from the date on which Executive’s employment with Employer is terminated, whether voluntarily or involuntarily (the “Restricted Period”), Executive shall not, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of any Person other than Employer, take any of the following actions:

(i)            compete with Employer or otherwise be employed directly or indirectly in any capacity for, or work as a consultant or independent contractor for any Person which offers any products or services that are substantially similar in nature to the products and services offered by Employer, or which are intended to substitute for, products or services offered or provided by Employer during the Term (the “Competing Products and Services”) within any city, county or state in which Employer has an office or branch or otherwise conducts business; provided, however, that in the state of California, the restriction shall be limited to the county in which Employer has an office or branch or otherwise conducts business;

(ii)            solicit any Business Relation (as hereinafter defined) to purchase, or sell or otherwise provide to any Business Relation, any Competing Products and Services;

(iii)           solicit for employment or for engagement as an independent contractor or consultant, any Person who was employed by, or any Person who was engaged as an independent contractor by, Employer within the twelve (12) month period immediately preceding any employment, engagement, or solicitation by Executive, or urge any such Person to reduce his or her employment with or provision of services to Employer; or

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(iv)          urge any Person to reduce its business with Employer or assist any Person with any such reduction; provided, however, that a general solicitation through a public medium not specifically directed toward any Person shall not be considered a breach of this subsection (b).

(c)           As used in this Agreement, the term “Business Relation” shall mean any Person other than Employer who, at any time during Executive’s term of employment with Employer, was a Person (i) who is or was a customer of Employer, or (ii) who had entered into any contract or other arrangement with Employer for the provision of services or the sale of products, or (iii) to whom Employer had furnished a written proposal for the performance of services or the sale of products, or (iv) with whom Employer entered or agreed to enter into any other business relationship such as a joint venture, collaborative agreement, joint development agreement, teaming arrangement or agreement, or similar arrangement or understanding for the provision of services or sale of products.

(d)           Executive hereby acknowledges and agrees that the restrictions contained in this Section regarding geographical scope, length of term and types of activities restricted are reasonable.

11.           Return of Materials; No Access. Upon the request of Employer and, in any event, upon the termination of Executive’s employment with Employer, Executive shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Executive or furnished to him from any source by virtue of his employment with Employer and its Affiliates (“Property”). After the termination of Executive’s employment with Employer, Executive shall not take any action to preserve or regain access to any Property through any means, including, without limitation, access to the facilities of Employer or its Affiliates or through a computer or other digital or electronic means.

12.           Remedies; Waiver.

(a)            Executive acknowledges that a violation by him of any provision of Section 8 through Section 11, inclusive, of this Agreement (the “Business Protection Covenants”) will cause irreparable injury to Employer or its Affiliates for which damages at law would not be an adequate remedy. Therefore, Executive agrees that, in addition to any other remedies for his violation of the Business Protection Covenants available to Employer, which shall include the recovery of all damages incurred, as well as other costs, Employer shall have the right, in the event of the breach or threatened breach of any provision of the Business Protection Covenants, to seek an injunction and/or temporary restraining order against such breach or threatened breach and/or to specifically enforce the Business Protection Covenants, and, in the case of a breach of Section 10 hereof, the duration of the Restricted Period shall be extended by the period of the breach.

(b)           The remedies provided in this Agreement are not exclusive, and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively or cumulatively as permitted by law. The prevailing Party in any action, suit or proceeding arising out of or relating to this Agreement shall be entitled to recover all costs from the non-prevailing Party. The failure of a Party to fully enforce any provision of this Agreement shall not be deemed to be a waiver of such provision or any part thereof, and the waiver by a Party of any provision of this Agreement shall not be deemed to be a waiver of any other provision of this Agreement or a waiver with respect to any other incidence of non-compliance therewith. No waiver shall be effective unless in writing and signed by the Party so waiving.

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13.           Termination.

(a)           During a Term, Executive’s employment (i) may be terminated at the election of Employer for Cause (as defined below), upon Employer’s delivery of notice thereof to Executive; (ii) may be terminated at the election of Employer without Cause at any time (“Termination Without Cause”), upon Employer’s delivery of notice thereof to Executive ; (iii) may be terminated at the election of Executive for Good Reason (as defined below) (“Termination For Good Reason”) or without Good Reason, upon Executive’s delivery of notice thereof to Employer; (iv) shall be terminated upon Executive’s death; or (v) may be terminated at the election of either Party, upon Executive’s medically-determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes Executive’s inability to perform the Duties (to the extent permissible under disability law) for a period of one hundred eighty (180) consecutive days, upon either Party’s delivery of notice of such election thereafter to the other Party (“Disability”).

(b)           For purposes of this Agreement, “Cause” means (i) conduct by Executive that amounts to fraud, personal dishonesty, breach of fiduciary duty involving personal profit, material breach of Employer’s or its Affiliates’ code of ethics, gross negligence or willful misconduct in the performance of or intentional failure to perform Executive’s stated Duties; (ii) Executive’s conviction (from which no appeal may be, or is, timely taken) of, indictment for, or pleading “guilty” or “no contest” to, a felony or any other criminal charge that could reasonably be expected to have an adverse impact on the Executive’s ability to perform the Duties; (iii) any federal or state regulatory authority acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time exercises any power granted to it by law or regulation to remove, prohibit or suspend Executive from participating in the conduct of Employer’s affairs; (iv) willful violation of any final cease-and-desist order; (v) a knowing violation by Executive of federal or state banking laws or regulations which is likely to have a material adverse effect on Employer; (vi) Executive’s refusal to timely perform a reasonable and duly authorized directive of the Board clearly communicated to Executive by the Board that is consistent with the scope of Executive’s Duties unless Executive in good faith believes that such act would cause Executive to breach his fiduciary duties to Employer or its Affiliates or that such act would be in violation of any federal or state law or regulation; (vii) any representation or warranty made by Executive in Section 15 of this Agreement is inaccurate or untrue; or (viii) a breach by Executive of any promise, covenant or other provision contained in this Agreement which has a material adverse effect on Employer or any of its Affiliates.

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(c)            If Executive’s employment is terminated by Employer for Cause, Executive shall receive no further compensation or benefits other than (i) all unpaid compensation and benefits that have accrued through the date of termination; and (ii) any unused vacation/paid time-off that has accrued through the date of termination, computed on a daily basis. Employer shall pay the foregoing amount in a lump-sum payment after the date of such termination, which in no event shall be later than thirty (30) days following Executive’s employment termination date. Executive and Executive’s eligible dependents may continue to participate in Employer’s group medical plan(s) during the applicable COBRA continuation period pursuant to timely-filed COBRA elections and the payment of COBRA premiums. As used in this Agreement, “COBRA” means Section 4980B of the Internal Revenue Code of 1986, as amended (“Code”) and Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(d)            If Executive’s employment is terminated either pursuant to Executive’s death or Executive’s Disability, Executive shall receive no further compensation or benefits other than (i) all unpaid compensation and benefits that have accrued through the date of termination, including any bonus earned but unpaid for a prior fiscal year; and (ii) any unused vacation/paid time-off that has accrued through the date of termination, computed on a daily basis. Employer shall pay the foregoing amounts to Executive or Executive’s estate (in the event of death) in a lump-sum payment, which in no event shall be later than thirty (30) days following Executive’s employment termination date (or, in the case of the bonus, any earlier deadline set forth in the applicable plan). Executive and Executive’s eligible dependents may continue to participate in Employer’s group medical plan(s) during the applicable COBRA continuation period pursuant to timely-filed COBRA elections and the payment of COBRA premiums.

(e)            If Executive incurs a Termination Without Cause or Termination For Good Reason, Executive shall be entitled to receive

(i)             all unpaid compensation and benefits that have accrued through the date of termination, including any bonus earned but unpaid for a prior fiscal year, which shall be paid in a lump-sum payment no later than thirty (30) days following Executive’s employment termination date (or, in the case of the bonus, any earlier deadline set forth in the applicable plan);

(ii)            any unused vacation/paid time-off that has accrued through the date of termination, computed on a daily basis, which shall be paid in a lump-sum payment no later than thirty (30) days following Executive’s employment termination date;

(iii)           the amount of Executive’s target bonus (i.e., one-hundred percent (100%) of base salary) for the fiscal year of Employer that includes Executive’s termination date in a lump-sum payment no later than thirty (30) days following Executive’s employment termination date; and

(iv)          subject to the Release and other requirements of this Section 13 and the Cancellation Events,

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(A) severance compensation (“Severance”) in a total amount equal to twenty-four (24) months of Base Salary and bonus (at Executive’s then-current Base Salary rate and targeted annual bonus for the year of termination (disregarding any reduction constituting Good Reason)), plus an amount equal to eighteen (18) multiplied by Employer’s monthly COBRA premium in effect as of the date of termination for the level of coverage in effect for Executive under Employer’s group health plan, which total amount shall be paid in a lump sum within sixty-five (65) days after the date of such termination, provided that within such sixty-five (65) day period the Release described in this Section becomes effective and irrevocable; and, provided further, that if such sixty-five (65) day period begins in one calendar year and ends in the next calendar year, such lump sum shall be paid on the first payroll date of Employer in such next calendar year in compliance with Section 409A (as defined below); and

(B) except where such Termination for Good Reason is triggered by Executive’s decision not to renew, any unvested portion of the outstanding options or other equity-based awards in Employer or its Affiliates shall immediately vest as of the date of such termination and the Initial Option Grant shall be treated pursuant to paragraph C of the section titled “Initial Option Grant” of Exhibit A hereto.

Executive and Executive’s eligible dependents may continue to participate in Employer’s group medical benefits plan(s) during the applicable COBRA continuation period pursuant to timely-filed COBRA elections and the payment of COBRA premiums.

As used in this Agreement, “Good Reason” means the satisfaction of all of the following requirements:

(y)           One or more of the following facts and circumstances exist: (A) without Executive’s consent, Employer materially diminishes Executive’s then-current Base Salary, other than a diminution made pursuant to a broad-based, employee-wide salary reduction program adopted by the Board; (B) without Executive’s consent, Employer materially and adversely changes Executive’s functions, Duties, or responsibilities with Employer, which material and adverse change would cause Executive’s position to become one of materially lesser responsibility, scope or management authority with respect to Employer’s business; (C) without Executive’s consent a material diminution in Executive’s reporting obligations such that Executive no longer reports to the Chief Executive Officer of Employer; (D) without Executive’s consent, a change in the primary metro area location at which Executive must perform his services by more than twenty-five (25) miles; or (E) Employer materially breaches any material provision of this Agreement.

(z)           Executive shall have given the Board written notice within thirty (30) days of his knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason, the Board shall have failed to cure or eliminate such fact(s) or circumstance(s) within thirty (30) days of its receipt of such notice, and the resulting termination of employment must occur within thirty (30) days following expiration of such cure period.

(f)            Employer’s obligation to pay or provide any Severance will not apply unless Executive (i) has been terminated as, or resigns as, an officer of Employer and Employer’s Affiliates, if any, to the extent each is applicable, (ii) has returned all Employer Property, and (iii) signs and does not revoke a general release of claims (in a form reasonably prescribed by Employer) of all known and unknown claims that Executive may then have against Employer and/or its Affiliates (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline or otherwise satisfy this paragraph, Executive will forfeit any rights to Severance under this Agreement. The Release shall cover all claims, known or unknown, relating to Executive’s employment, including without limitation any claims for discrimination or Employer’s breach of this Agreement. The Release shall exclude any claims with respect to any Severance, benefits and other post-employment obligations of Employer as contemplated by this Section.

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(g)           In the event Executive is terminated due to a Cancellation Event, Executive shall be entitled to receive only the compensation and benefits set forth in Section 20(i).

(h)           Reserved.

(i)             Notwithstanding anything contained herein to the contrary, (i) Employer’s decision not to renew Executive’s employment under this Agreement for a Renewal Term at the end of its then-current Term shall be deemed a Termination Without Cause, and (ii) Executive’s decision not to renew his employment under this Agreement for a Renewal Term at the end of its then-current Term if such nonrenewal occurs within one (1) year after the closing of a Change in Control, shall be deemed a Termination For Good Reason; and, subject to the Release and other requirements of this Section 13, Executive shall be entitled to Severance as set forth in subsection (e) above payable upon his “Separation from Service” (as defined below).

As used in this Section, “Change in Control” shall mean:

(i)            any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership by any Person or any group of Persons acting in concert, of fifty percent (50%) or more of the total fair market value or total voting power of the outstanding shares of common stock of Employer; provided that if any Person is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Employer, the acquisition of additional stock by the same Person is not considered to cause a Change in Control; and provided further, an increase in the percentage of stock owned by any one Person as a result of a transaction in which Employer acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph (this paragraph applies only when there is a transfer of stock of the Employer (or issuance of stock of Employer) and stock in Employer remains outstanding after the transaction);

(ii)           the sale of all or substantially all of the assets of Employer; or

(iii)          the liquidation of Employer.

(j)            Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder (including those contained in 12 C.F.R. Part 359), as such statutory provision and regulations may be amended, superseded and/or replaced from time to time.

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(k)            Notwithstanding anything in this Agreement to the contrary, this Agreement, and the rights and obligations of the Parties, shall be subject to the following:

(i)            If Executive is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. §1818(e)(3) and (g)(1)), Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer must within ten (10) days (A) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (B) reinstate (in whole or in part) any of its obligations which were suspended.

(ii)           If Executive is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under Section 8 (e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(4) or (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.

(iii)          If Employer is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Parties.

(iv)          All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of Employer:

(1)	By the applicable Regional Director (the “Director”) of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in 13(c) of the Federal Deposit Insurance Act; or
(2)	By the Director or his or her designee, at the time the Director or his or her designee and any other federal banking agency that supervises Employer approve a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the Director and/or any other federal banking agency that supervises Employer to be in an unsafe or unsound condition as defined in 12 C.F.R. §324.4.

(v)           If any law or regulation applicable to Employer that is hereafter adopted, amended or modified, or if any new law or regulation applicable to Employer and effective after the date of this Agreement:

(1)	shall require the inclusion in this Agreement of a provision not presently included in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent necessary to give effect in this Agreement to any such amended, modified or new regulation; and
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(2)	shall permit the exclusion of a limitation in this Agreement on the payment to Executive of an amount or benefit provided for presently in this Agreement, then the foregoing provisions of this subsection (k) shall be deemed amended to the extent permissible to exclude from this Agreement any such limitation previously required to be included in this Agreement by a regulation prior to its amendment, modification or repeal.

(l)             During the Term and following the cessation of Executive’s employment with Employer for any reason, Executive shall, upon reasonable notice, (i) furnish such information and assistance to Employer and/or its Affiliates as may reasonably be requested by Employer with respect to any matter, project, initiative or effort for which Executive is or was responsible or has relevant knowledge or had substantial involvement in while employed by Employer, and (ii) cooperate with Employer and/or its Affiliates during the course of all third-party proceedings arising out of Employer’s and its Affiliates’ business about which Executive has knowledge or information. To the extent that the foregoing covenants require material time and resources from Executive, Executive shall provide notice to Employer, and if Employer continues to require such services from Executive, Employer shall pay Executive on a per diem basis while such services requiring material time and resources are provided equal to his Base Salary at the time of termination divided by two hundred (200) working days, with such payments due no less frequently than semi-monthly, consistent with Employer’s normal payroll practices for full-time employees.

(m)           Upon termination of Executive’s employment for any reason, Executive shall promptly (i) resign from all positions (including, without limitation, any management, officer or director position) with Employer and its Affiliates, and (ii) relinquish any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of Employer or its Affiliates; provided, however, if Executive has been nominated as a director of Employer by a Designating Person (as defined in the Stockholders’ Agreement of Employer to become effective as of the Commencement Date (the “Stockholders’ Agreement”)), then Executive shall only be required to resign from Executive’s director position(s) with Employer and its Affiliates when Executive’s Designating Person ceases to have a right to designate a nominee or nominees for election as director of Employer under the Stockholders’ Agreement. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of Employer of a limited power of attorney to sign in Executive’s name and on Executive’s behalf such documentation as may be necessary or appropriate for the limited purposes of effectuating such resignations and relinquishments.

14.           Withholding of Taxes. All compensation and benefits payable to Executive under this Agreement, including, without limitation, Severance, shall be subject to all applicable tax withholding requirements. Employer may, in its discretion, satisfy any such tax withholding requirements by withholding common stock with a fair market value not to exceed the Employer's statutory minimum withholding obligations.

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15.           Executive’s Representations and Warranties. Executive represents and warrants to Employer that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding, including, without limitation, any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Section 10 of this Agreement, which in any manner would limit or otherwise affect Executive’s ability to provide the Duties hereunder.

16.           Notices. Any notice or other communication required or permitted to be given to a Party shall be in writing and addressed to such Party as set forth below. Notices shall be effective when actually delivered by any commercially reasonable means, provided that if such delivery occurs on any day other than a business day or after the close of business on any business day, the same shall be effective on the next business day. Further, notices sent by certified or registered mail, return receipt requested, or by nationally recognized express courier service, shall be effective on the earlier of (a) actual delivery or (b) refusal to accept delivery or on failure of delivery because the recipient address is not open to receive deliveries between 9:00 am and 5:00 pm on any business day. Notices sent by facsimile or other electronic means shall be effective only if also sent by nationally recognized express courier service for delivery on the next business day. All notices and other communications shall be addressed as follows:

If to Employer:

FirstSun Capital Bancorp
1400 16th Street

Denver, Colorado 80202

Attention: Mollie H. Carter

If to Executive:

Neal E. Arnold

17.           Code Section 409A.

(a)            In General. Although the Employer does not guarantee to Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Code (“Section 409A”). The Employer and Executive intend that their exercise of authority or discretion under this Agreement (if any) shall comply with Section 409A. The terms of this Agreement when subject to more than one interpretation shall always be interpreted in a manner that complies with the requirements of Section 409A and the formal guidance issued thereunder.

(b)           Reimbursements and In-Kind Benefits. Notwithstanding any other provision of the applicable plans and programs, all reimbursements and in-kind benefits provided pursuant to this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement and the provision of benefits in kind during a calendar year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement for an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred; (iii) the right to reimbursement or right to in-kind benefit is not subject to liquidation or exchange for another benefit; and (iv) each reimbursement payment or provision of in-kind benefits shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.

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(c)            Termination of Employment/Separation from Service. If and to the extent any portion of any payment, compensation or other benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, then a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of such amounts or benefits upon or following a termination of employment unless and until there occurs with respect to Executive a “Separation from Service” within the meaning of Section 409A (unless specifically provided herein, Executive’s service as a non-employee director of the Company or any other such entity shall not prevent him from being considered to have incurred a separation from service under this Agreement).

(d)           Separate Payments. For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) Executive may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration or deferral of the time and form of payment of any nonqualified deferred compensation to Executive, or any portion thereof, shall be permitted, except as expressly authorized by Section 409A.

(e)           Specified Employee Delay. If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment that is considered nonqualified deferred compensation under Section 409A payable on account of a “Separation from Service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “Separation from Service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay), plus interest calculated at the prime rate as quoted by Employer at the date of Executive’s termination, shall be paid or reimbursed to Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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18.          Golden Parachute Limit. Notwithstanding any other provision of this Agreement, in the event that any portion of Severance or any other payment or benefit received or to be received by Executive in connection with a “change in ownership or control” (within the meaning of Section 280G of the Code) of Employer occurring following the Commencement Date (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s Retained Amount (as hereinafter defined) would be greater than Executive’s Retained Amount if the Total Benefits are so reduced. All determinations required to be made under this Section 18 shall be made by tax counsel or a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code selected by Employer and reasonably acceptable to Executive (“Tax Counsel”), which determinations shall be conclusive and binding on Executive and Employer absent manifest error. All fees and expenses of Tax Counsel shall be borne solely by Employer. Prior to any reduction in Executive’s Total Benefits pursuant to this Section 18, Tax Counsel shall provide Executive and Employer with a report setting forth its calculations and containing related supporting information. In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) Severance, (ii) any other portion of the Total Benefits that are not subject to Section 409A (other than Total Benefits resulting from any accelerated vesting of equity awards), (iii) Total Benefits that are subject to Section 409A in reverse order of payment, and (iv) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of equity awards. “Retained Amount” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto.

19.          Indemnification and Insurance. To the extent that Employer provides its senior executive officers with coverage under a directors’ and officers’ liability insurance policy, Employer shall provide such coverage to Executive on substantially the same basis. Employer shall indemnify Executive (and Executive’s heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of Executive’s having been an officer or director of Employer (whether or not Executive continues to be an officer at the time of incurring such expenses or liabilities and for a period of six (6) years following Executive’s termination of employment with Employer), such expenses and liabilities to include, but not be limited to, judgments, court costs and reasonable attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board). Any such indemnification shall be subject to, and made consistent with, Employer’s indemnification policies and procedures applicable to Employer’s officers and directors, and Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

20.          Miscellaneous.

(a)            Entire Agreement. This Agreement, together with Exhibit A, constitutes and expresses the whole agreement of the Parties in reference to the employment of Executive by Employer and supersedes all existing contracts or agreements, written or oral, between the parties hereto or any predecessor entities of the parties hereto with respect to the subject matter hereof, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the Parties other than those set forth herein.

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(b)           Governing Law; Jurisdiction. This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of Colorado, exclusive of any conflicts of law principle which would apply the law of another jurisdiction, and, to the extent applicable, the laws of the United States, whether as to its validity, construction, capacity, performance or otherwise. Any judicial proceeding arising out of or relating to this Agreement (including any declaratory judgments) shall, if it is to be filed in State court, be filed exclusively in the State courts located in Denver County, Colorado or, if is to be filed in Federal court, be filed exclusively in the Federal courts located in Denver, Colorado, and each Party hereby consents to, and will submit to, the personal and subject matter jurisdiction of such courts in any proceeding to enforce any of its obligations under this Agreement and shall not contend that any such court is an improper or inconvenient venue. The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction.

(c)           Severability. It is the desire and intent of the Parties that the provisions contained in each Section of this Agreement, and within the subsections of such Sections, especially (but in no way limited to) those provisions of Section 10 hereof, are intended to be separate and divisible, severable from every other contract and course of business by and between the Parties, and shall be enforced to the fullest extent permissible under applicable laws and public policies. Accordingly, if any portion of any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, then (i) such portion shall not be held to affect the validity of any other provision contained in this Agreement, and (ii) such portion shall be deemed amended either to conform to such restrictions as such court may allow or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable. The Parties hereby expressly request and authorize any court of competent jurisdiction to modify any provision of this Agreement or portion thereof if necessary to render it enforceable in such manner as to preserve as much as possible the Parties’ original intentions, as expressed therein, with respect to the scope thereof.

(d)           Time of the Essence. Time is of the essence in this Agreement.

(e)           Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employer and its successors and assigns, and references to “Employer” herein shall automatically refer to such successors or assigns. This Agreement shall not be assignable by Executive.

(f)            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original of this Agreement for all purposes. Signatures of the Parties transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

(g)           Survival. The provisions of Section 8 and of Sections 10 through 20, inclusive, of this Agreement shall survive the termination of Executive’s employment under this Agreement and shall remain in full force and effect until the Parties have fully performed thereunder and, in any event, until the applicable statute of limitations thereon have expired.

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(h)           Headings. The headings of Sections and subsections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to Sections, subsections, paragraphs, clauses or other subdivisions in this Agreement refer to the corresponding Sections, subsections, paragraphs, clauses or other subdivisions of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement.

(i)            Disclosure. Upon acceptance by the Parties, this Agreement shall be contingent upon a work history, criminal and academic background check of Executive by Employer and appropriate banking regulatory agencies, if applicable. In the event that in the reasonable determination of Employer or a banking regulatory agency, Executive has made less than a full disclosure in Executive’s disclosure of such information to Employer or the appropriate banking regulatory agency objects to Executive’s service as Chief Banking Officer of Employer, without conditions (“Cancellation Events”), then this Agreement shall be null and void other than Employer shall pay to Executive an amount equal to all accrued and unpaid compensation and benefits through the effective date of any such notice.

[Signatures on following page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above, but on the actual dates specified below.

EXECUTIVE:

Signature:	/s/ Neal E. Arnold
Neal E. Arnold

Date:	1/16/2018

EMPLOYER:

FirstSun Capital Bancorp

Signature:	/s/ Mollie H. Carter
Printed Name:	Mollie H. Carter
Title:	CEO

Date:	1/16/2018

Signature Page to Employment Agreement

Exhibit A

to

Employment Agreement

Compensation

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Agreement to which this Exhibit A is attached.

Base Salary

For services rendered under the Agreement, during the Term Executive shall be entitled to receive a Base Salary of $500,000 per year, subject to periodic review and increases by the Board. The Base Salary may be increased, but not decreased, without Executive’s written consent, and will be reviewed no less frequently than annually by the Board.

Initial Option Grant

A.            Grant of Options. Within forty-five (45) days after the Commencement Date (or, if Executive incurs a Termination Without Cause or Termination for Good Reason prior thereto, as of Executive’s termination of employment), Executive shall be granted a number of Code Section 409A-exempt nonqualified stock options under Employer’s equity incentive plan, with a ten (10) year term (subject to truncation for earlier termination of employment), with each stock option representing the right to purchase a share of Employer common stock at the fair market value as of the date of grant (as determined by the Board in good faith and consistent with Employer’s equity incentive plan), with the stock options having an aggregate value of $1,300,000 using the standard Black-Scholes option pricing methodology (the “Initial Option Grant”), and with the exact number of stock options to be approved by the Board or its compensation committee consistent with the foregoing.

B.             Vesting of Initial Option Grant. The Initial Option Grant shall vest in four (4) equal annual installments, with twenty-five percent (25%) of the Initial Option Grant vesting on each of the first four (4) anniversaries of the date of the Initial Option Grant, provided Executive remains continuously employed until such date. The Initial Option Grant shall vest in full upon a Change in Control. The Initial Option Grant shall also vest in full upon a Termination Without Cause or Termination For Good Reason.

Exhibit A

C.             Treatment Upon Separation. If Executive incurs a Termination Without Cause or Termination For Good Reason, but continues to be a member of the Board or if Executive ceases to be a member of the Board but continues to be an employee of Employer, the Initial Option Grant shall remain outstanding until the end of its remaining term, unless earlier terminated as provided in this paragraph. During the first calendar year in which Executive is no longer employed by the Employer due to a Termination Without Cause or Termination for Good Reason and has ceased to be a member of the Board (“Option Trigger Event”), (i) Executive may elect to cancel any shares underlying the Initial Option Grant that remain outstanding but unexercised as of the date of Executive’s election in return for a payment, payable at the time of Executive’s election, of their spread value (i.e., the difference between the aggregate fair market value of a share and the aggregate exercise price) as of the date of Executive’s election, or (ii) if Executive fails to timely make an election to cancel such shares, the options shall continue to remain outstanding and exercisable until eighteen (18) months following the Option Trigger Event or, if earlier, the end of the Initial Option Grant’s original term, during which period (and subject to any administrative requirements and blackout periods required by law that apply to all similarly-situated participants under Employer’s equity incentive plan) Executive may exercise all or any portion thereof for common stock of Employer using any of the methods permitted by such award, which shall include but not be limited to a cashless exercise and net-settlement with respect to exercise price and applicable taxes. Any portion of the Initial Option Grant that remains unexercised following the end of such exercise period shall be forfeited. Any valuation required by this paragraph shall be conducted in accordance with Code Section 409A and shall be based upon the closing price of such common stock on the Executive’s election date if such common stock is listed or admitted to trading on any stock exchange or traded in the over-the-counter market; or if Employer’s common stock is not so listed or traded as of such date, shall be based upon a valuation by an independent accounting or valuation firm mutually agreed upon by Employer and Executive (which consent shall not be unreasonably withheld).

Incentive Compensation

A.            Annual Bonus. For each fiscal year of Employer during the Term, Executive shall be eligible to earn an annual bonus as a payment of up to One Hundred Percent (100%) of Executive’s Base Salary in effect as of the end of such fiscal year. The amounts of the bonus for a fiscal year, and the extent to which such amounts are paid, shall be based on criteria relating to both Employer’s performance as a whole and Executive’s individual performance, which criteria shall be determined by the Board or its compensation committee in its sole discretion, after consulting with Executive. Each such annual bonus shall be paid within the first seventy-four (74) days following the end of Employer’s fiscal year to which such annual bonus relates as follows, provided that Executive remains continuously employed through such payment date (except as provided in Section 13(d) or 13(e) of the Agreement): (i) eighty percent (80%) shall be paid in a lump sum, and (ii) twenty percent (20%) shall be credited to the Executive's Deferral Account under the Sunflower Financial, Inc. Deferred Compensation Plan (the “Plan”), to be distributed pursuant to Executive’s election(s) properly made under the Plan in accordance with Section 409A.

B.             Long-Term Compensation. Executive shall be eligible to participate in such equity and/or other long-term compensation plans as the Board may establish and implement from time to time covering Executive and similarly-situated executives of Employer, with the actual awards to be determined by the Board’s compensation committee.

C.             Service as Board Member. For the avoidance of doubt, any service by Executive on the Board or on the board of directors of any Affiliate of Employer during the Term shall be without additional compensation (and no additional compensation in respect of such service shall become due and payable upon any termination of this Agreement). Following the Term, Executive shall be eligible to receive compensation provided to other non-employee directors serving on the Board or on the board of directors of any Affiliate of Employer, as applicable.

Exhibit A

D.             Limitation. All of Executive’s incentive compensation shall be in accordance with the guidance provided by the Office of the Comptroller of the Currency. Executive’s incentive compensation must conform to reasonable safety and soundness standards and all regulatory requirements or limitations on the institution.

Vacation/Paid Time-Off

Executive shall be entitled to accrue twenty-five (25) days of vacation/paid time-off over the year. If any vacation/paid time-off days accrued in a fiscal year remain unused by Executive at the end of such fiscal year, then Executive may carry over into the immediately subsequent fiscal year five (5) accrued but unused days, unless such carryover would not qualify for exemption from Section 409A in which case Executive may carry over a lesser amount of unused days not to exceed the amount permitted under Employer’s vacation policies for full-time employees.

Health and Other Insurance Benefits

Executive (and his dependents) shall be entitled to participate in such retirement plans and such health, hospitalization, dental, life insurance, and other insurance plans as may be adopted by Employer’s Board for similarly-situated executive officers of Employer and their dependents to the extent the provisions, rules, and regulations of such plans make Executive and his dependents eligible for participation therein.

Trade and Civic Associations

Employer will pay Executive’s membership dues in such trade and civic associations as determined by Employer’s Board in its sole discretion.

[Signature page follows]

Exhibit A

By signing below, Executive confirms this Exhibit A is attached to and made a part of the Agreement.

EXECUTIVE

Signature:	/s/ Neal E. Arnold
Neal E. Arnold

Date:	1/16/2018

Exhibit A